Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288796

Registration No. 333-291884

Registration No. 333-293441

PROSPECTUS SUPPLEMENT NO. 15

(TO PROSPECTUS DATED SEPTEMBER 19, 2025)

Up to 15,000,000 Common Shares

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated September 19, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-288796, 333-291884 and 333-293441), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on April 7, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2026

Commission File Number: 001-42684

Rubico Inc.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002 Paiania
Athens, Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

On April 7, 2026, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Attached hereto as Exhibit 1.1 is a copy of the Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant, filed with the Registrar of Corporations of the Republic of the Marshall Islands on April 7, 2026.

Exhibit 1.1	Articles of Amendment to Amended and Restated Articles of Incorporation

Exhibit 99.1	Press Release dated April 7, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rubico Inc.
(Registrant)

Date: April 7, 2026	/s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer

Exhibit 1.1

ARTICLES OF AMENDMENT OF RUBICO INC. Reg. No. 115734

NON-RESIDENT	REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this document was FILED ON

April 7, 2026 Karim Fakhri Deputy Registrar

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RUBICO INC.

PURSUANT TO SECTION 90 OF

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Nikolaos Papastratis, as the Chief Financial Officer of Rubico Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:

1.	The name of the Corporation is: Rubico Inc.

2.

The Articles of Incorporation were filed with the Registrar of Corporations as of the 11th day of August, 2022, and were amended and restated in their entirety as of the 26th day of June, 2025.

Articles of Amendment were filed with the Registrar of Corporations on the 1st day of December, 2025.

Articles of Amendment were filed with the Registrar of Corporations on the 10th day of February, 2026.

3.	Section D of the Amended and Restated Articles of Incorporation, as amended, is hereby amended by adding the following paragraph to the end of the Section:

Effective with the commencement of business on April 9, 2026, the Corporation has effected a one-for-ten reverse stock split as to its issued and outstanding common shares, pursuant to which the number of issued common shares shall decrease from approximately 7,573,572 to approximately 757,356 as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the number of registered common shares the Corporation is authorized to issue or the par value of the common shares. The stated capital of the Corporation is hereby reduced from approximately $75,735.72 to approximately $7,573.56, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of the reduction in stated capital shall be allocated to surplus.

4.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5.	This amendment to the Amended and Restated Articles of Incorporation was approved by was authorized by the affirmative vote of a majority of the voting power of the total number of shares issued and outstanding and entitled to vote at the meeting of shareholders of the Corporation held on January 15, 2026, and by the Corporation’s Board of Directors on March 30, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Articles of Incorporation on this 7th day of April, 2026.

By:
Name: Nikolaos Papastratis
Title: Chief Financial Officer

EXHIBIT 99.1

Rubico Inc. Announces Reverse Stock Split

ATHENS, Greece, April 07, 2026 (GLOBE NEWSWIRE) -- Rubico Inc. (Nasdaq: RUBI) (the “Company” or “Rubico”), a global provider of shipping transportation services specializing in the ownership of vessels, announced today that its board of directors (the “Board”) has determined to effect a 1 for 10 reverse stock split (the “Reverse Stock Split”) of the Company’s issued common shares, par value $0.01 (the “Common Shares”), effective at the opening of trading on April 9, 2026.

Reverse Stock Split
The Reverse Stock Split will be effective, and the Common Shares will begin trading on a split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”), at the opening of trading on April 9, 2026, under the existing trading symbol “RUBI.” The new CUSIP number for the Common Shares following the Reverse Stock Split will be Y1250N123.

When the Reverse Stock Split becomes effective, every 10 issued and outstanding Common Shares will be automatically converted into 1 issued and outstanding Common Share without any change in (i) the par value per share or (ii) the total number of Common Shares the Company is authorized to issue.

Details
The Reverse Stock Split will not (i) affect any shareholder’s ownership percentage of Common Shares (except as a result of the cancellation of fractional shares), (ii) have any direct impact on the market capitalization of the Company, or (iii) modify any voting rights or other terms of the Common Shares. As of April 7, 2026, the Company has 7,573,572 outstanding Common Shares, which will be reduced to approximately 757,356 Common Shares, to be adjusted for cancellation of any fractional shares.

No fractional shares will be created or issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares because their pre-split holdings of Common Shares are not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the shareholder would otherwise be entitled, multiplied by the closing price of the Common Shares on Nasdaq on April 8, 2026.

Shareholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the Reverse Stock Split reflected in their accounts on or after April 9, 2026. Such beneficial holders may contact their bank, broker, or nominee for more information.

The purpose of the reverse stock split is to increase the market price of the Company’s common stock. The Company believes that the reverse stock split will increase the market price for its common stock and allow it to maintain compliance with Nasdaq’s continued listing requirements.

About the Company

Rubico Inc. is a global provider of shipping transportation services specializing in the ownership of vessels. The Company is an international owner and operator of two modern, fuel efficient, eco 157,000 dwt Suezmax tankers.

The Company is incorporated under the laws of the Republic of the Marshall Islands and has executive offices in Athens, Greece. The Company's common shares trade on the Nasdaq Capital Market under the symbol “RUBI”.
Please visit the Company’s website at: https://rubicoinc.com/

For further information please contact:
Nikolaos Papastratis
Chief Financial Officer
Rubico Inc.
Tel: +30 210 812 8107
Email: npapastratis@rubicoinc.com

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including with respect to the consummation of the Reverse Stock Split of the Company’s Common Shares.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Please see the Company’s filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.